EXHIBIT 2.2

                            ASSET PURCHASE AGREEMENT



     iExalt, Inc., a Nevada Corporation, 12000 Aerospace Ave, Suite 375, Houston, Texas 77034, (the "Seller"), and Kingdom Ventures, Inc.,1045 Stephanie Way, Minden, NV, 89423, a Nevada corporation, (the "Buyer"), hereby enter into the transaction described below on this the 3rd day of February, 2003 and agree as follows:

     ARTICLE  1.  PURCHASE  AND  SALE  OF  ASSETS


     1.01. ASSETS BEING PURCHASED. Seller shall sell to Buyer and Buyer shall purchase from Seller on the terms specified in this Agreement all the intangible and tangible assets of Seller related solely to the assets identified in Exhibit
1.01 attached hereto, generally described as the urls and name likeness and image of "iExalt" ("Assets").

     1.02. PURCHASE PRICE. Buyer shall pay to Seller on Closing (as hereinafter defined) ten thousand dollars ($10,000), and a contingent payment of forty thousand dollars ($40,000) ("Contingent") to be paid by Buyer based upon certain conditions defined below.

     1.03. CLOSING. The sale and purchase described in this Agreement shall be consummated on or before February 15, 2003 ("Closing" or "Closing Date"). The payment of the Purchase Price shall be one thousand dollars ($1,000) paid at Closing, nine thousand dollars ($9,000) upon receipt by Buyer from the domain transfer agent, with an additional forty thousand dollars ($40,000) to be paid not later than August 31, 2003, based upon either of the following performance objectives being met:

          a. Pageviews not less than 500,000 for the month ending July 31, 2003 or August 31, 2003

          b. Unique visitors exceeding 100,000 for the month ending July 31, 2003, or August 31, 2003


ARTICLE 2. REPRESENTATIONS AND WARRANTIES BY SELLER, TO THE BEST KNOWLEDGE OF THE SELLER

     2.01. TITLE TO ASSETS. Seller has good and marketable title to all Assets covered by this Agreement. Seller's title to all assets is free and clear of any liens, encumbrances, or other defects.

     2.02. AUTHORITY TO SELL. Seller has complied with all the requirements of any applicable law of the State of Texas, or the State of Nevada relative to the sale of Assets described in this Agreement and that prior to Closing, all of the consents and approvals that may be required by law or by agreements to which Seller may be a party will be obtained.


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     2.03.  LIABILITIES. The Buyer does not accept, acquire or become liable for any liability of the Seller or any current liability related to any asset purchased hereunder.

     2.04. DEFAULTS AND VIOLATIONS. Seller is not in default or material violation of any contracts, agreements, leases, or other instruments or obligations to be sold and transferred to Buyer pursuant to this Agreement, and this Agreement and the purchase and sale to be consummated pursuant to this Agreement will not create or cause a default or material violation of any contract, agreement, lease or other instrument to which Seller may be a party.

     2.05. LITIGATION. To the knowledge of the Seller, there is now no litigation pending against Seller of which Seller or its officers are aware that will, might, or could affect consummation of the purchase and sale described in this Agreement or the transfer of title of any of the Assets in good and marketable condition to Buyer.

     2.06. SURVIVAL OF WARRANTIES. Seller agrees that all warranties made by it in this Agreement shall survive the Closing.

                         ARTICLE 3. WARRANTIES OF BUYER

     Buyer  represents  and  warrants  as  follows:

     3.01. DUE ORGANIZATION. Buyer is a corporation duly organized and existing under the General Corporation Law of the State of Nevada and that its power as a corporation has never been and is not now suspended.

     3.02. AUTHORITY TO BUY. This Agreement has been approved by Buyer's Board of Directors and that Buyer has full power and authority to both execute and perform this contract.


     ARTICLE  4.  OPERATION  OF  BUSINESS

     4.01. SELLER TO CONTINUE BUSINESS. Seller shall continue to manage the Assets in the normal course until the Final Closing. Any and all risk of loss or damages to the Assets during such period from any and all causes shall be the risk of the Seller.

     4.02. PRORATIONS OF COSTS. All expenses paid and incurred related to this transaction shall be paid by the party incurring the expense. The Parties anticipate no proration of expenses such as pre-paid expenses or property taxes, nor do the Parties anticipate that sales or use tax will apply to this transaction.

     4.03. ALLOCATION OF THE PURCHASE PRICE. The Parties agree that the purchase price shall be allocated as to goodwill.


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                  ARTICLE 5. CONDITIONS TO BUYER'S PERFORMANCE

     Absent a waiver in writing, all obligations of the Buyer under this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

     5.01. PERFORMANCE BY SELLER. Seller shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

     5.02. REPRESENTATIONS AND WARRANTIES TRUE AS OF THE CLOSING DATE. Except as otherwise permitted by this Agreement, all representations and warranties by Seller in this Agreement shall be true on and as of the Closing Date as though made at that time.

     5.03. THIRD PARTY CONSENTS. All consents and approvals required to be given by third parties shall have been obtained and Buyer shall have been furnished with appropriate evidence reasonably satisfactory to it and its counsel of the granting of such consents and approvals.

     5.04. ABSENCE OF LITIGATION. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement, or to its consummation, shall have been instituted or threatened on or before the Closing Date.



                          ARTICLE 6. SELLER'S COVENANTS

     6.01. COVENANT NOT TO COMPETE. Seller will execute prior to the Closing a covenant not to compete in the form as set forth in Schedule 6.01.

     6.02. RELINQUISHMENT OF NAME. Seller shall cause itself and all others who currently are using trade names, service marks or other intellectual property rights related to the operation of the Assets purchased and solely limited to the Assets, to relinquish the use of any names, as soon as is reasonably appropriate, but not later than August 31, 2003, by all appropriate acts and filings as may be required with various state and local authorities, and to acknowledge that Seller and all other persons have no rights with respect to the use and exploitation of such trade names. It is understood that the corporate entity "iExalt, Inc." may continue to use such name until such time as it is abandoned or replaced via a charter amendment. Seller agrees to execute whatever documents necessary for the timely transfer of the servicemark, name, likeness or image.



                         ARTICLE 7. INDEMNITY AGREEMENT

     7.01. SELLER'S INDEMNITY. Except as otherwise expressly provided in this Agreement or any attachment to this Agreement, Seller shall indemnify and hold Buyer and the property of Buyer, including the Assets, free and harmless from


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any  and all claims, liability, loss, damage, or expense resulting from Seller's ownership of the Assets, including any claim, liability, loss or damage arising by reason of the injury to or death of any person or persons, or the damage of any property, caused by Seller's negligent use of the Assets, or the condition of the Assets when owned by Seller. Provided, however, Seller shall incur no liability under this section until and unless the aggregate amount of any and all claims, liability, loss, damage, or expense equals or exceeds $5,000.

     7.02. BUYER'S INDEMNITY. Except as otherwise provided in this Agreement or any attachment to this Agreement, Buyer shall indemnify and hold Seller free and harmless from any and all claims, liabilities, loss, damage, or expense resulting from Buyer's acts or omissions to act after the Closing Date as they relate to the assets Purchased and liabilities assumed by Buyer pursuant to this Agreement and the negligent operation of the Assets after Closing.


                    ARTICLE 8. TERMINATION DEFAULT REMEDIES

     8.01. TERMINATION. If either Buyer or Seller materially defaults in the due and timely performance of any of their warranties, covenants or agreements or in the event of the failure of a party to satisfy or fulfill any of the conditions in this Agreement, the non-defaulting party may on the Closing Date give notice of termination. The notice shall specify the default or defaults upon which the notice is based. The termination shall be effective five days after the Closing Date, unless the specified default or defaults have been cured on or before the effective date of the termination.

     8.02. DEFAULT; REMEDIES. Notwithstanding Section 8.01, in the event of a default, the non-defaulting party may seek specific performance of this Agreement against the defaulting party from a court of competent jurisdiction, or alternatively, such non-defaulting party may seek damages from the defaulting party.

     8.03. LITIGATION COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement or to remedy its breach, the prevailing party in such action or proceeding shall be entitled to recover its actual attorney's fees and costs incurred in the action or proceeding, in addition to such other relief to which it may be entitled.


                            ARTICLE 9. MISCELLANEOUS

     9.01. ENTIRE AGREEMENT. This instrument with its attachments constitutes the entire agreement between Buyer and Seller respecting the Assets or the sale of the Assets to Buyer by Seller, and any agreement or representation respecting the Assets or their sale by Seller to Buyer not expressly set forth in this instrument is null and void.


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     9.02.  NOTICES.  Any  and  all  notices or other communications required or permitted by this Agreement or by law to be served on or given to either party hereto, Buyer or Seller, by the other party hereto shall be, unless otherwise required by law, in writing and deemed duly served and given when personally delivered to the party to whom directed or any of its officers or, in lieu of such personal service, when deposited in the United States mail, first-class postage prepaid, addressed to:


     BUYER:
     Kingdom Ventures, Inc.
     1045 Stephanie Way
     Minden, NV 89423

     SELLER:

     iExalt, Inc.
     12000 Aerospace Avenue
     Suite 375
     Houston,  Texas  77034

     9.03. ASSIGNMENT. Neither this Agreement nor any right or interest in it may be assigned by either party to any other person or corporation without the express written consent of the other party to this Agreement.

     9.04. GOVERNING LAW AND VENUE. This Agreement shall be governed and all rights and liabilities under it determined in accordance with the laws of the State of Texas. Venue for any dispute resolution or litigation shall be Harris county, Texas.

     9.05. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one Agreement.

     9.06. EXPENSES. Each party shall pay all costs and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated herein and hereby.

     9.07. FURTHER ASSURANCES. The parties agree that at any time and from time to time after the Closing Date, they will execute and deliver to any other party such further instruments or documents as may be reasonably required to give effect to the transactions contemplated hereunder.

     9.08. ARBITRATION. Both parties agree to follow the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation (a division of Peacemaker Ministries) for any and all disputes concerning or arising out of this Agreement. Both parties agree that the Bible commands parties to make every effort to resolve disputes with each other in private and in obedience agree to proceed to legally binding arbitration before a mutually agreed arbitrator. Both parties realize that arbitration will be the exclusive remedy for potential disputes and may not later litigate these or any other related matters in civil


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court.  The parties agree that Peacemaker Ministries are not required to provide the exclusive forum, yet any arbitrator determined, must agree to utilize the Rules as defined above.

     BUYER:

     Kingdom Ventures, Inc.


     By: ______________________________
           ______________________its:_________________

     SELLER:

     iExalt, Inc.


     By: _____________________________
         Donald W. Sapaugh, Chairman/CEO


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                                SCHEDULE 1.01(a)

                      DESCRIPTION OF THE ASSETS BEING SOLD

Name,  likeness  and  image  -  iExalt

URLs  attached.


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                                  EXHIBIT 6.01
                             COVENANT NOT TO COMPETE


     THIS COVENANT NOT TO COMPETE agreement ("Covenant Not To Compete") when fully executed shall take effect on the _____ day of ____________, 2003, by and between IEXALT, INC. a Nevada corporation ("Seller") and Kingdom Ventures, Inc. ("Purchaser").

     WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement dated on or about ______________, 2003 ("Purchase Agreement"), conveying the urls and name, likeness and image (as is further defined in Exhibit 1.01 (a)) of the Seller known as "iExalt,"

     NOW THEREFORE, in consideration of the above matters and of the matters set forth below, the parties agree and acknowledge as follows:

1.     In  consideration  of  the sum identified in the Purchase Agreement under section 1.02, Purchase Price, paid and to be paid to Seller, the receipt of which initial payment is hereby acknowledged by Seller, and for a period of one
(1) year commencing on the date set forth above, Seller shall NOT, as an owner, manager, partner, officer, director, shareholder, or sales employee, engage in any business enterprise that is similar to and/or competitive with that typified by the iExalt website activities, just prior to this.

2. Purchaser acknowledges that the Business is just one aspect of Seller's business and that nothing in this Covenant Not to Compete should keep Seller from engaging in its other businesses.

3. Seller expressly acknowledges that the execution of this Covenant Not To Compete (with the restrictions imposed herein) is a material inducement for Purchaser to purchase the Business and its assets, and is not intended by Seller as, and shall not be considered by Purchaser to be, a restraint of trade in Purchaser's continuing its normal remaining practice of business under iExalt, Inc.

4. The parties hereby acknowledge that Seller's obligations under this Covenant Not To Compete are expressly conditioned on Purchaser not becoming in material default of Purchaser's obligations to Seller under the Purchase Agreement or under any closing document executed by Purchaser pursuant to the Purchase Agreement. In the event Purchaser shall become in material default of any of such obligations, and after the expiration of the notice provision required by this sentence, Seller shall be relieved of all restrictions imposed on Seller by this Covenant Not To Compete unless such default shall be materially cured within thirty (30) calendar days after written notification of such default shall have been delivered by Seller to Purchaser in accordance with the notice provisions set forth in Article 9 of the Purchase Agreement. Such notice (and subsequent failure to cure) shall be conditions precedent to Seller being relieved of the restrictions imposed herein.


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5.     In  the  event  any  party  shall  bring  legal action or suit, including arbitration, against any other party pursuant to this Covenant Not To Compete, the prevailing party(s) to such proceeding shall be entitled to injunctive relief and to recover all costs and expenses of such proceeding including, without limitation, reasonable attorneys' fees.

6. This Covenant Not To Compete shall be binding on the parties hereto and shall inure to the benefit of the parties and their respective heirs, beneficiaries, legal representatives, successors, and assigns.

7. WHEREFORE, the parties have signed this Covenant Not To Compete to be effective as of the date first above written.

"PURCHASER"                              "SELLER"

KINGDOM VENTURES, INC.,                  IEXALT, INC., a Nevada corporation
a Nevada corporation



By: ______________________________       By: ______________________________

Printed Name: ____________________            Donald Sapaugh, Chairman/CEO

Title:  __________________________


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